Exhibit 5.2

[Baker & Hostetler LLP Letterhead]

July 18, 2013

TransDigm Inc.

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by TransDigm Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special Colorado counsel to Bruce Industries, Inc., a Colorado corporation (“Bruce Industries”), and as special Florida counsel to CDA Intercorp LLC, a Florida limited liability company (“CDA Intercorp” and, together with Bruce Industries, the “Specified Guarantors”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $500,000,000 aggregate principal amount of 7.50% Senior Subordinated Notes due 2021 (the “Exchange Notes”) of TransDigm Inc., a Delaware corporation (the “Company”), for an equal principal amount of 7.50% Senior Subordinated Notes due 2021 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of July 1, 2013 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the guarantors thereto (including the Specified Guarantors) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed (the “Guarantee”) on a joint and several basis by the guarantors referred to in the Indenture, including the Specified Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

The law covered by the opinions expressed herein is limited to the laws of the States of Colorado and Florida. For purposes of this opinion letter, the term “Applicable Laws” means the Colorado or Florida laws, rules and regulations, as applicable.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. With

TransDigm Inc.

July 18, 2013

respect to opinion paragraph 1 below, our opinion is based upon (1) a certificate dated as of July 16, 2013, issued by the Secretary of State of the State of Colorado, to the effect that Bruce Industries legally exists and is in good standing under the laws of the State of Colorado on the date of the certificate, (2) a certificate dated as of July 16, 2013, issued by the Secretary of State of the State of Florida, to the effect that CDA Intercorp legally exists and has active status under the laws of the State of Florida on the date of such Certificate and (3) such other documents as necessary for the rendering of such opinion.

Based on and subject to the foregoing examinations, assumptions, qualifications and exclusions and the further limitations set forth below, we are of the opinion that:

1.	Bruce Industries is a corporation existing and in good standing under the laws of the State of Colorado. CDA Intercorp is a limited liability company validly existing under the laws of the State of Florida.

2.	As of the date of the Indenture, the Specified Guarantors had the corporate power or limited liability company power, as the case may be, to enter into the Indenture and, as of the date hereof, the Specified Guarantors have the corporate power or limited liability company power, as the case may be, to perform their respective obligations thereunder.

3.	The Specified Guarantors have authorized the execution, delivery and performance of the Indenture and the Guarantee to which they are party by all necessary corporate or limited liability company action, as the case may be.

4.	The execution and delivery of the Indenture and the performance by the Specified Guarantors of their respective obligations under the Indenture, including the Guarantee, to which they are party, do not (a) (i) with respect to CDA Intercorp, violate its Articles of Organization or Operating Agreement and (ii) with respect to Bruce Industries, violate its Articles of Incorporation or By-Laws or (b) violate any Applicable Laws.

In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:

(a) This opinion is limited to the laws (exclusive of the principles of conflict of laws) of the States of Colorado and Florida as currently in effect.

(b) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission. We hereby consent to the reliance upon the opinions expressed herein by Jones Day for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP